Exhibit 10.3

December 7, 2000

Philippe F. Courtot

[Address]

Dear Philippe:

This letter reflects the agreement between you and Qualys, Inc. (the “Company” or “Qualys”) for you to act as Chairman of the Board and as interim President and Chief Executive Officer of the Company. In this capacity, you will report directly to the Company’s Board of Directors, and you have agreed to provide service to the Company at a rate of no less than 30 hours per week. You will be paid a monthly base salary of $8,333.33 on a semi-monthly basis, less payroll deductions and required tax withholding.

Subject to the approval of the Company’s Board of Directors, you shall be granted a stock option to purchase 698,573 shares of the Company’s Common Stock pursuant to the terms of Qualys’ 2000 Equity Incentive Plan based on your services in the capacity of Chairman of the Board, President and/or Chief Executive Officer. Your option will be subject to a four-year vesting schedule, with vesting commencing as of November 1, 2000. Under the vesting schedule, 2.0833% of shares subject to your option would vest for each full month of continuous services for the Company following November 1, 2000. The exercise price for your option will be set equal to the fair market value of Qualys’ stock on the grant date. Notwithstanding the above, however, all of the shares subject to your option will vest automatically upon the consummation of a sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation in which the stockholders of the Company immediately before the transaction do not own, directly or indirectly, a majority of the Company of the surviving entity immediately following the transaction. Also, if your employment with the Company is terminated by the Company without “Cause” (as defined below), all of the shares subject to your option will vest automatically as of the date of such termination.

For purposes of this Agreement, “Cause” shall mean (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and (iv) the failure or refusal by you to work diligently to perform tasks or achieve goals reasonably requested by the Board of Directors, provided such failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. Cause shall not mean a physical or mental disability.

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Qualys also intends to offer you the following standard Company benefits: medical and dental insurance, a 401(k) plan, vacation, sick leave, and holidays (the “Company Benefits”). Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized Company officer.

As a condition of employment, you will be expected to sign and comply with the Company’s standard form of Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Qualys proprietary information. Additionally, this offer is subject to our receipt of satisfactory proof of your right to work in the United States.

This Agreement, together with the Proprietary Information and Inventions Agreement and the stock option and Qualys’ 2000 Equity Incentive Plan documentation, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

If you are in agreement with the terms described above, please sign below and return this letter to the undersigned.

Sincerely,

QUALYS, INC.

Accepted and Agreed to by:

/s/ Philippe F. Courtot
Philippe F. Courtot

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